Exhibit 99.1

       Richard C. Vaughan Elected to MBIA's Board of Directors

    Armonk, N.Y.--(BUSINESS WIRE)--Aug. 6, 2007--MBIA Inc. (NYSE:MBI) announced today that Richard C. Vaughan (57) was elected to MBIA's board of directors. Mr. Vaughan served as executive vice president and chief financial officer of Lincoln Financial Group from 1995 until his retirement in May 2005.

    Mr. Vaughan joined Lincoln in July 1990 as senior vice president and chief financial officer of Lincoln National's Employee Benefits Division. In June 1992, he was appointed chief financial officer for the corporation and was promoted to executive vice president in January 1995. Prior to that, Mr. Vaughan worked at EQUICOR where he served as a vice president in charge of public offerings and insurance accounting from September 1988 to July 1990. From July 1980 to September 1988, Mr. Vaughan was a partner at KPMG Peat Marwick in St. Louis.

    "Richard's distinguished career in finance and insurance accounting provides added depth and knowledge to MBIA's board," said MBIA board member and Nominating/Corporate Governance Committee Chair Claire Gaudiani. "We will benefit from Richard's expertise and are pleased to welcome him as a new board member."

    Mr. Vaughan is a member of the board of directors of DaVita Inc. He has a Bachelor of Science degree in Business Administration from the University of Missouri.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at www.mbia.com.

    CONTACT: MBIA Inc.
             Elizabeth James
             +1-914-765-3889